STOCK PURCHASE AGREEMENT, made as of the 30th day of June, 2009, by and between BARRY LEFKOWITZ (the “Buyer”) and BLAST ACQUISITION CORP. (the “Seller”).

RECITALS

WHEREAS, AIA-DCAP Corp., a Pennsylvania corporation (“AIA”), was duly organized under and by virtue of the laws of the Commonwealth of Pennsylvania.

WHEREAS, the Seller is the owner of one hundred (100) shares of Common Stock, no par value, of AIA (the “Shares”) which represents all of AIA’s issued and outstanding shares.

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of the Shares subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Sale of Stock; Security; Subordination.  (a) For and in consideration of the Purchase Price (as hereinafter defined), the Seller hereby sells to the Buyer, and the Buyer hereby purchases from the Seller, all of the Shares.

(b) The aggregate purchase price for the Shares is Three Hundred Ninety-Seven Thousand Thirty Dollars ($397,030) (the “Purchase Price”), payable by delivery to the Seller, on the date hereof, of two promissory notes, one in the principal amount of Two Hundred Thirty-Eight Thousand Two Hundred Eighteen Dollars ($238,218) (the “Senior Note”) and one in the principal amount of One Hundred Fifty-Eight Thousand Eight Hundred Twelve Dollars ($158,812) (the “Subordinated Note” and together with the Senior Note,  the “Promissory Notes”).  Each of the Promissory Notes is payable to the order of DCAP Group, Inc., the Seller’s sole shareholder (the “Parent”).

(c) As security for the satisfaction of the Buyer’s obligations under the Promissory Notes, simultaneously herewith, AIA is executing and delivering to the Parent a Guarantee (the “Guarantee”) and, as security for its obligations under the Guarantee, is granting to the Parent a security interest in all of its assets pursuant to a Security Agreement of even date between AIA and the Parent (the “Security Agreement” and together with this Agreement, the Promissory Notes and the Guarantee, the “Transaction Documents”).

(d) The Seller agrees that the Subordinated Note shall be subordinate and junior in time, right of payment to the prior payment in full of any obligations of AIA in connection with a Bank Financing (as hereinafter defined) by AIA (the “Senior Debt”; and the holder of the Senior Debt referred to as, the “Senior Creditor”).  The Seller shall cooperate, as and to the extent reasonably requested by AIA and the Senior Creditor, in connection with the documentation and information required with respect to the subordination in time and right of payment of the Subordinated Note.  Such cooperation shall include the execution of any documents reasonably requested.

2. Representations of the Seller.  The Seller represents and warrants to the Buyer as follows:

(a) Ownership of Shares.  The Seller is the sole owner and holder of the Shares, free and clear of all liens and encumbrances.

(b) Capitalization.

(i) The authorized capital stock of AIA consists of two hundred (200) shares of Common Stock, no par value, one hundred (100) of which are issued and outstanding and held by the Seller.

(ii) There are no subscriptions, options, warrants, rights, calls or other commitments to which AIA or the Seller is a party, or by which either of them is bound, calling for the issuance, sale, transfer or other disposition of any class of securities of AIA and there are no outstanding securities or instruments of AIA convertible into or exchangeable for shares of Common Stock or any other securities of AIA.

(c) Consents.  No consent of any governmental or other regulatory agency, court or third party is required to be received by or on the part of the Seller to enable it to enter into and carry out this Agreement and the transactions contemplated hereby.

(d) Authority; Binding Nature of Agreement.  The Seller has the power to enter into this Agreement and to carry out its obligations hereunder.  This Agreement constitutes the valid and binding obligation of the Seller, and is enforceable against it in accordance with its terms.

(e) No Breach. Neither the execution and delivery of this Agreement, nor compliance by the Seller with any of the provisions hereof, nor the consummation of the transactions contemplated hereby, will:

(i) violate any provision of the Certificate of Incorporation or By-Laws, each as amended, of the Seller;

(ii) violate any judgment, order, injunction, decree or award against, or binding upon, the Seller;

(iii) violate or otherwise breach the terms of any agreement or understanding, written or oral, to which the Seller is a party or is otherwise bound; or

(iv) violate any law or regulation of any jurisdiction relating to the Seller.

(f) Brokers.  The Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

(g) Liabilities.  AIA has no liabilities as of the date hereof that would be required by generally accepted accounting principles to be disclosed on a balance sheet; provided, however, that no representation or warranty is made with respect to any liability or obligation of AIA to the Buyer.

(h) Commissions Receivable.  As of the date hereof, AIA’s commissions receivable are approximately $40,041 (the “Commissions Receivable”).

(i) Cash; Prepaid Expenses; Rent Security Deposits.  As of the date hereof, AIA has approximately $11,600 in cash (plus such amount as shall be required to satisfy AIA’s payroll obligations through the Closing and the amount due by AIA to the Buyer for accrued and unused vacation pay through the Closing), approximately $2,810 in prepaid expenses and approximately $8,576 in rent security deposits.

3. Representations of the Buyer.  The Buyer represents and warrants to the Seller as follows:

(a) Consents.  No consent of any governmental or other regulatory agency, court or third party is required to be received by or on the part of the Buyer to enable him to enter into and carry out this Agreement or the Promissory Notes and the transactions contemplated hereby or thereby.

(b) Authority; Binding Nature of Agreement.  The Buyer has the power to enter into this Agreement and the Promissory Notes and to carry out his obligations hereunder and thereunder.  This Agreement and the Promissory Notes constitute the valid and binding obligations of the Buyer and are enforceable against him in accordance with their respective terms.

(c) No Breach.  Neither the execution and delivery of this Agreement or the Promissory Notes, nor compliance by the Buyer with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will:

(i) violate any judgment, order, injunction, decree or award against, or binding upon, the Buyer;

(ii) violate or otherwise breach the terms of any agreement or understanding, written or oral, to which the Buyer is a party or is otherwise bound; or

(iii) violate any law or regulation of any jurisdiction relating to the Buyer.

(d) Brokers.  The Buyer has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

4. Closing.

(a) Time and Location.  The closing (the “Closing”) provided for herein shall take place simultaneously with the execution of this Agreement at the offices of Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.  The Closing shall be deemed effective as of the close of business on June 30, 2009.

(b) Items to be Delivered by the Seller.  At the Closing, the Seller will deliver or cause to be delivered to the Buyer:

(i) a certificate representing the Shares, together with a stock power, duly executed in blank by the Seller;

(ii) the resignation of each officer and director of AIA; and

(iii) the Security Agreement, executed on behalf of the Parent.

(c) Items to be Delivered by the Buyer.  At the Closing, the Buyer will deliver or cause to be delivered to the Parent:

(i) the Promissory Notes, executed by the Buyer;

(ii) the Guarantee, executed by AIA; and

(iii) the Security Agreement, executed by AIA.

5. Covenants.

(a) The Buyer and AIA agree that, in the event debt financing is offered to AIA by a financial institution in an amount at least equal to the principal amount of the Senior Note and which provides for a term of not greater than ten (10) years and the payment of monthly self-amortizing installments not in excess of the monthly installments payable pursuant to the Senior Note (a “Bank Financing”), AIA shall accept such Bank Financing and shall use the proceeds thereof to prepay the Senior Note in full.  Except to the extent that transaction costs are capitalized as part of the Bank Financing, the Buyer shall not be required to pay any such costs.

(b) Subject to the compliance by the Buyer and AIA with their obligations under this Agreement and the other Transaction Documents, the Seller agrees to reimburse AIA for the direct costs incurred by AIA in connection with the closing of AIA’s offices at 4030 Market Street, Philadelphia, Pennsylvania (the “Market Street Location”) and the moving of the assets from the Market Street Location to AIA’s offices at 6787 Market Street, Upper Darby, Pennsylvania (the “Upper Darby Location”) (the “Market Street Move”), including rental payments due on the lease for the Market Street Location (net of the security deposit held by the landlord); provided, however, that the Seller’s obligation to reimburse AIA for its costs in connection with the Market Street Move (exclusive of rental payments due) shall not exceed an aggregate of Two Thousand Dollars ($2,000); and provided further that the Seller shall have no liability under this paragraph in the event that the Market Street Move is not completed for any reason by September 30, 2009.

(c) Subject to the compliance by the Buyer and AIA with their obligations under this Agreement and the other Transaction Documents, the Seller agrees to reimburse AIA for the following direct costs incurred by AIA in connection with the move of the Upper Darby Location to a location in Delaware County or West Philadelphia, Pennsylvania (the “New Location”) (the “Upper Darby Move”): (i) the purchase and installation of a new store sign; (ii) the removal of the mechanical filing system; and (iii) the direct costs of moving to, and setting up at, the New Location; provided, however, that the Seller’s obligation to reimburse AIA for its direct costs in connection with the Upper Darby Move shall not exceed an aggregate of Ten Thousand Dollars ($10,000); and provided further that the Seller shall have no liability under this paragraph in the event that the Upper Darby Move is not completed for any reason by December 31, 2009.

(d) Subject to the compliance by the Buyer and AIA with their obligations under this Agreement and the other Transaction Documents, the Seller will cause its wholly-owned subsidiary, Blast BSA Inc. (formerly Barry Scott Agency Inc.) (“BSA”), to maintain its AMS 360 license in effect, and shall pay the base fee and one user fee, until the last date on which customers of BSA are entitled under applicable New York law to demand a copy of their insurance policies and related documentation (the “AMS 360 Period”).  During the AMS 360 Period, AIA will have access to the information set forth in the AMS 360 system to the extent applicable to the customers of AIA.  During the AMS 360 Period, the Buyer and AIA will assist the Seller, the Parent, BSA and the Seller’s wholly-owned subsidiary, Blast DA, Inc. (formerly DCAP Accurate, Inc.) (“DA”), in retrieving information and/or documents in connection with requests made by customers of BSA and/or DA.

(e) The Buyer acknowledges and agrees that neither the Seller nor the Parent nor any affiliate thereof shall have any liability or obligation to the Buyer with respect to, in connection with or arising out of the Employment Agreement, dated as of July 1, 2006, between AIA and the Buyer or otherwise in connection with any employment or other relationship between the Buyer and AIA, the Seller, the Parent or any affiliate thereof, any and all such liabilities and obligations being waived and released.

(f) Following the Closing and through January 31, 2018 (the “Premium Finance Period”), AIA will refer each of its customers who desire premium financing to Payments Inc., and only to Payments Inc.

(g) Subject to the compliance by the Buyer and AIA with their obligations under this Agreement and the other Transaction Documents, the Seller will provide to AIA, without cost or expense to AIA, monthly accounting services through December 31, 2009, it being understood that such services shall not include day-to-day bookkeeping matters, including with regard to payments to vendors and payroll.

(h) The parties agree that the Buyer’s option to purchase shares of common stock of the Parent, to the extent vested as of the Closing, shall remain exercisable until ninety (90) days following the Closing and shall then expire.

6. Amendment.  No provision hereof may be changed, waived, discharged, or terminated orally, or in any manner other than by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge, or termination is sought.

7. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective parties, and their successors and assigns, heirs and personal representatives.

8. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

9. Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any previous written or oral agreement with respect thereto.  The express representations, warranties and covenants set forth in this Agreement constitute all of the representations, warranties and covenants of the parties and upon which the parties have relied.  Without limiting the generality of the foregoing, except as expressly provided for in Section 2(g), no representation or warranty is being made by the Seller with respect to the business, assets, properties, condition (financial or otherwise) or prospects of AIA, any agreement to which AIA is a party or is otherwise bound or the collectability of the Commissions Receivable.

10. Construction.  This Agreement is made under and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed within the State of New York.  As used herein, the term “including” shall mean “including without limitation,” all references to the masculine pronoun or the neuter shall be deemed to refer to the other where applicable and all references to the singular shall be deemed to refer to the plural, and vice versa, where applicable.

11. Notices.  Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail (return receipt requested, postage prepaid), facsimile transmission, or overnight mail or courier, addressed as follows:

If to the Seller, at:

1158 Broadway
Hewlett, New York 11557
Attention:  President
Telecopier Number: (516) 295-7216

With a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York  11554
Attention: Fred Skolnik, Esq.
Telecopier Number: (516) 296-7111

If to the Buyer, at:

201 South 18th Street #502
Philadelphia, Pennsylvania  19103
Telecopier Number: (610) 734-3020

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 11.

12. Further Assurances.  On or after the date hereof, the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

13. Severability.   In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

14. Headings.  The headings or captions in this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

15. Representation by Counsel; Interpretation.  Each party acknowledges that he or  it has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities  in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

16. No Third Party Beneficiaries.  No person or entity not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions hereof.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Barry Lefkowitz

BLAST ACQUISITION CORP.

By:
      Barry B. Goldstein, President

Agreed to:

AIA-DCAP CORP.

By:
      Barry Lefkowitz, President

DCAP GROUP, INC.

By:
      Barry B. Goldstein, President